Exhibit 99.2

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Appoints Andrea Drazin as Chief Accounting Officer
-- Etan Bluman Appointed Senior Vice President, Finance and Investor Relations --

NEW YORK, NY, September 20, 2022 – Urban Edge Properties (NYSE: UE) today announced Andrea Drazin has been named Chief Accounting Officer, effective October 14, 2022. Ms. Drazin will succeed Jennifer Holmes, who will step down to pursue a new opportunity as the Chief Financial Officer of a private residential developer.

Ms. Drazin, who joined Urban Edge in March 2015, currently serves as Vice President, Corporate Controller responsible for SEC reporting, corporate accounting and treasury management. Prior to joining Urban Edge in 2015, Ms. Drazin worked in the audit practice for five years at Deloitte & Touche LLP specializing in real estate.

The Company also announced that Etan Bluman has been promoted to Senior Vice President, Finance and Investor Relations. Mr. Bluman joined Urban Edge in 2017 as Tax Director and has worked in various capacities at the Company including asset management, transactional structuring and debt financings. Prior to joining Urban Edge, Mr. Bluman worked as a Tax Manager in the Real Estate Market Group at Ernst & Young.

“We wish to extend our sincere thanks to Jen for her many contributions to Urban Edge where she has played an instrumental role in our accounting and finance functions since 2015,” said Jeff Olson, Chairman and CEO. “We are pleased to have a strong successor in Andrea, who has been an invaluable contributor to Urban Edge in further enhancing our strong accounting systems and reporting practices. At the same time, we are pleased to expand Etan’s role given his experience driving a variety of complex transactions and asset management initiatives while overseeing the tax function. We know he will do an outstanding job overseeing our investor relations function as we continue to expand our outreach.”

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.